Exhibit 10.65

CHANGE IN CONTROL AGREEMENT

        THIS AGREEMENT is entered into this 3rd day of February, 2004, by and between PENTAPURE, a Minnesota corporation (the “Company”) and James Carbonari, a resident of Minnesota (“Executive”).

BACKGROUND

        Executive is serving as President and Chief Executive Officer of the Company. The parties desire to enter into a formal employment agreement with respect to the continued employment or employment security of Executive in the event of a change of control, or in the ownership of the Company.

TERMS AND CONDITIONS

        In consideration of the premises and the mutual covenants and agreements set forth below, the parties agree as follows:

        1.)     EMPLOYMENT. Executive agrees to serve as President and Chief Executive Officer for the Company, for the term of this Agreement, subject to the terms set forth in this Agreement and the provisions of the Bylaws of the Company. During his employment, Executive shall devote his effort and attention on a full-time basis, to the performance of the duties required of him as an executive of the Company.

        2.)     CONSIDERATION. As consideration for the Company providing this benefit to Executive and as a condition of Executive receiving the benefits set forth in this Agreement, Executive agrees to sign and be subject to the obligations and restrictions of the Agreement attached hereto and incorporated herein as Exhibit A.

        3.)     DEFINITIONS. For purposes of this Agreement, the following definitions shall apply:

(1)	The “Board” shall mean the Board of Directors of the Company.

(2)	“The Incumbent Board” shall mean the members of the Board as of the date of this Agreement and any person becoming a member of the Board hereafter whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company).

(3)	“Change in Control” shall mean:

a.	The acquisition (other than from the Company) by any person, entity or “group,” within the meaning of Section 13(d)(3) or l4(d)(2) of the Exchange Act (excluding, for this purpose, any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 51% or more of either the then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors: or

b.	The failure for any reason of individuals who constitute the Incumbent Board to continue to constitute at least a majority of the Board; or

c.	Approval by the stockholders of the Company of a reorganization, merger, consolidation, in each case, with respect to which the shares of the Company voting stock outstanding immediately prior to such reorganization, merger or consolidation do not constitute or become exchanged for or converted into more than 51% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

(4)	“Good Reason” shall mean:

a.	The assignment to Executive of any duties inconsistent in any respect with Executive’s position (including status, authority, responsibilities), authority, duties or responsibilities or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities excluding for this purpose any action taken with the consent of Executive and any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice of such action given by Executive;

b.	A reduction in the overall level of Executive’s compensation or benefits;

c.	The Company’s requiring Executive to be based at any office or location outside of the State of Minnesota except for travel reasonably required in the performance of Executive’s responsibilities;

d.	Any purported termination by the Company of Executive’s employment otherwise than as expressly permitted by this Agreement; or

e.	Any failure by the Company to comply with and satisfy paragraph 5 below.

(5)	“Current Total Annual Compensation” shall be the total of the following amounts:

a.	the greater of (i) Executive’s Base Salary for the calendar year in which his employment terminates or (ii) such salary for the calendar year prior

b.	to the year of such termination; and (B) the greater of (i) any total amount that became payable to Executive under the Bonus Plan during the calendar year prior to the calendar year in which his employment terminates, and (ii) the maximum amount to which Executive would be paid for the calendar year in which his employment terminates as if all Plan criteria had been or are met, regardless of when such amounts are actually to be paid. Any longer term Bonus Plan payments are to be accelerated and included within the meaning of this definition.

(6)	The “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended

(7)	“Cause” shall be defined solely as (i) Executive’s defalcation or misappropriation of funds or property of the Company, or the commission of any other illegal act in the course of his employment with the Company which, in the reasonable judgment of the Board of Directors, has a material adverse financial effect on the Company or on Executive’s ongoing abilities to carry out his duties under this Agreement; (ii) Executive’s conviction of a felony or of any crime involving moral turpitude, and affirmance of such conviction following the exhaustion of any appeals; (iii) refusal of Executive to substantially perform all of his duties and responsibilities, or Executive’s persistent neglect of duty or chronic unapproved absenteeism (other than for a temporary or permanent disability), which remains uncured following thirty days after written notice of such alleged Cause by the Board of Directors; or (iv) any material and substantial breach by Executive of other terms and conditions of this Agreement, which, in the reasonable judgment of the Board of Directors, has a material adverse financial effect on the Company or on Executive’s ongoing abilities to carry out his duties under this Agreement and which remains uncured following thirty days after written notice of such alleged Cause by the Board of Directors.

(8)	“Effective Date” shall mean the date the Company’s Board of Directors approves this Agreement.

        4.)      EFFECT OF TERMINATION DUE TO A CHANGE OF CONTROL/TERMINATION PAYMENTS.

(a) If Executive’s employment is terminated or Executive elects to terminate his employment for Good Reason, either event occurring within two years after any Change of Control of the Company, the Executive shall be entitled to a payment equal to Executive’s Current Total Annual Compensation for three years, calculated starting from the date of his termination, or until he reaches age 65 which ever occurs first. This payment shall be made to Executive either as a lump sum within 30 business days after his termination, or, if the Executive so elects, in installments of his choosing.

(b) In addition to the payments referred to herein, Executive shall be entitled to the following upon his involuntary termination or his election to terminate for Good Reason either event occurring within two years of and as part of a Change in Control:

The health care (including medical and dental) and life insurance benefits coverage including dependent coverage provided to Executive at his date of termination shall be continued at the same level and in the same manner as if his employment had not terminated (subject to the customary changes in such coverages when Executive and his spouse reach age 65 or similar events), beginning on the date of such termination. Any additional coverages Executive had at termination, including dependent coverage, will also be continued until his spouse reaches the age of 65 on the same terms. Any costs Executive was paying for such coverages at the time of termination shall continue to be paid by Executive. If the terms of any benefit plan referred to in this section do not permit continued participation by Executive and his spouse, then the Company will arrange for other coverage providing substantially similar benefits at the same contribution level of Executive and the Company.

(c) The Executive shall also be entitled to the payments and benefit continuation in paragraphs (a) and (b) herein, if Executive’s employment is terminated by the Company, other than for Cause, at the request of or pursuant to an agreement with a third party who has taken steps reasonably calculated to effect a Change in Control, or otherwise in connection with or in anticipation of a Change in Control any of which occurs after the Effective Date of this Agreement.

        5.)      SUCCESSORS; BINDING AGREEMENT; ASSIGNMENT. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The Executive must be given the same position with the same authority, powers and responsibilities with respect to the subsidiary or subdivision which operates the business of the Company as it exists on the date of such business combination. Failure of the Company to obtain such express assumption and agreement at or prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to compensation and benefits from the Company in the same amount and on the same terms to which the Employee would be entitled hereunder if the Company terminated the Employee’s employment without Cause pursuant to a Change of Control, except that all options will be immediately vested. For purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. As used in this Agreement, ” the Company” shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. The Company may not assign this Agreement, (i) except in connection with, and to the acquiror of, all or substantially all of the business or assets of the Company, and then only if such acquiror expressly assumes and agrees in writing to perform this Agreement as provided in this paragraph, and (ii) except in connection with the Company becoming a wholly-owned subsidiary in which event the Company may assign this Agreement and all of the Company’s rights and obligations hereunder its parent company. The Executive may not assign his rights or delegate his duties or obligations under this Agreement.

        6.)     NOTICES. Any notice or other communications under this Agreement shall be in writing, signed by the party making the same, and shall be delivered personally or sent by certified or registered mail, postage prepaid, addressed as follows:

If to Executive:	James Carbonari 18515 5th Ave. N Plymouth, MN 55447
If to the Company:	PentaPure Incorporated 1000 Apollo Road Eagan, MN 55121-2240

or to such other address or agent as may hereafter be designated by either party hereto. All such notices shall be deemed given on the date personally delivered or mailed.

        7.)     FULL SETTLEMENT AND LEGAL EXPENSES. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off (except for loans or other amounts owed by Executive to the Company) counter-claim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement. No remuneration paid or payable to Executive from subsequent employment the Executive may obtain will be offset against the Company’s obligations for payment under this Agreement. The prevailing party shall be entitled to recover all legal fees and expenses which such party may reasonably incur as a result of any legal proceeding relating to the validity, enforceability, or breach of, or liability under, any provision of this Agreement or any guarantee of performance (including as a result of any contest by Executive about the amount of any payment pursuant to paragraph 4 of this Agreement), plus in each case interest at the applicable Federal Rate provided for in Section 7872(f)(2) of the Code.

        8.)     GOVERNING LAW AND JURISDICTION. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Minnesota. Courts in the State of Minnesota shall be the exclusive forum for resolving any disagreements or disputes relating to this Agreement.

        9.)     SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provisions in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

        10.)     ENTIRE AGREEMENT. This Agreement (including all Exhibits) contains the entire agreement of the parties with respect to the subject matter contained in this Agreement. There are no restrictions, promises, covenants, or undertakings between the Company and Executive, other than those expressly set forth in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties. This Agreement may not be amended, discharged, waived, or modified except in writing executed by the parties.

        11.)     COUNTERPARTS AND FAX SIGN. This Agreement may be executed in counterparts, and each such duly executed counterpart shall be of the same validity, force and effect as the original. Facsimile copies of signatures shall constitute valid and binding obligations of the signing party once delivered by facsimile to the other party.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

PENTAPURE (CORPORATE SEAL)
Date: February 3, 2004	By: /s/ Robert C. Klas, Sr. Its: Chairman
EXECUTIVE:
Date: February 3, 2004	By: /s/ James J. Carbonari